                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*

                            PROVIDENT COMPANIES, INC.
                            -------------------------
                                (Name of Issuer)

                          Common Stock, Par Value $1.00
                          -----------------------------
                         (Title of Class of Securities)

                                   743862 10 4
                                   -----------
                                 (CUSIP Number)

                                Steven D. Germain
                             Zurich Centre Group LLC
                            One Chase Manhattan Plaza
                            New York, New York 10005
                                 (212) 898-5350
                      -------------------------------------
                       (Name, Address and Telephone Number
                     of Person Authorized to Receive Notices
                               and Communications)

                               - with copies to -

                            Thomas M. Cerabino, Esq.
                            Willkie Farr & Gallagher
                               787 Seventh Avenue
                            New York, New York 10019

                                 January 7, 1999
                     --------------------------------------
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss. ss. 240.13d-1(e), 240.13d-1(f), or 240.13d-1(g), check the following box [ ].

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss. 240.13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

CUSIP No. 743862 10 4

1.  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      ZURICH INSURANCE COMPANY

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            a[X]
                                                            b[ ]
3.  SEC USE ONLY

4.  SOURCE OF FUNDS*

            AF

5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) OR 2(e)                           [ ]

6.  CITIZENSHIP OR PLACE OF ORGANIZATION
                  Switzerland

                  7.  SOLE VOTING POWER

                             19,047,620 (See Item 5 below)

 NUMBER OF        8.  SHARED VOTING POWER
  SHARES
BENEFICIALLY                 None
 OWNED BY
   EACH           9.  SOLE DISPOSITIVE POWER
 REPORTING
  PERSON                     12,698,414 (See Item 5 below)
   WITH
                 10.  SHARED DISPOSITIVE POWER

                             None

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            19,047,620 (See Item 5 below)

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                         [ ]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            14.1% (See Item 5 below)

14.  TYPE OF REPORTING PERSON*
                                       IC, HC, CO

                                  SCHEDULE 13D

CUSIP No. 743862 10 4

1.  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      ZURICH AMERICAN INSURANCE COMPANY

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            a[X]
                                                            b[ ]
3.  SEC USE ONLY

4.  SOURCE OF FUNDS*

            WC

5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) OR 2(e)                           [ ]

6.  CITIZENSHIP OR PLACE OF ORGANIZATION
                  New York

                  7.  SOLE VOTING POWER

                             1,904,760 (See Item 5 below)

 NUMBER OF        8.  SHARED VOTING POWER
  SHARES
BENEFICIALLY                 None
 OWNED BY
   EACH           9.  SOLE DISPOSITIVE POWER
 REPORTING
  PERSON                     1,904,760 (See Item 5 below)
   WITH
                 10.  SHARED DISPOSITIVE POWER

                             None

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            1,904,760 (See Item 5 below)

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                         [ ]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            1.4% (See Item 5 below)

14.  TYPE OF REPORTING PERSON*
                                         IC, CO

                                  SCHEDULE 13D

CUSIP No. 743862 10 4

1.  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      CENTRE REINSURANCE LIMITED

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            a[X]
                                                            b[ ]
3.  SEC USE ONLY

4.  SOURCE OF FUNDS*

            WC

5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) OR 2(e)                           [ ]

6.  CITIZENSHIP OR PLACE OF ORGANIZATION
            Bermuda

                  7.  SOLE VOTING POWER

                             9,047,624 (See Item 5 below)

 NUMBER OF        8.  SHARED VOTING POWER
  SHARES
BENEFICIALLY                 None
 OWNED BY
   EACH           9.  SOLE DISPOSITIVE POWER
 REPORTING
  PERSON                     9,047,624 (See Item 5 below)
   WITH
                 10.  SHARED DISPOSITIVE POWER

                             None

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            9,047,624 (See Item 5 below)

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                         [ ]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            6.7% (See Item 5 below)

14.  TYPE OF REPORTING PERSON*
            IC, CO

                                  SCHEDULE 13D

CUSIP No. 743862 10 4

1.  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      ZURICH REINSURANCE (NORTH AMERICA), INC.

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             a[X]
                                                             b[ ]
3.  SEC USE ONLY

4.  SOURCE OF FUNDS*

            WC

5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) OR 2(e)                           [ ]

6.  CITIZENSHIP OR PLACE OF ORGANIZATION
            Connecticut

                  7.  SOLE VOTING POWER

                             476,190 (See Item 5 below)

 NUMBER OF        8.  SHARED VOTING POWER
  SHARES
BENEFICIALLY                 None
 OWNED BY
   EACH           9.  SOLE DISPOSITIVE POWER
 REPORTING
  PERSON                     476,190 (See Item 5 below)
   WITH
                 10.  SHARED DISPOSITIVE POWER

                             None

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            476,190 (See Item 5 below)

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                         [ ]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            0.4% (See Item 5 below)

14.  TYPE OF REPORTING PERSON*
            IC, CO

                                  SCHEDULE 13D

CUSIP No. 743862 10 4

1.  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      EMPIRE FIRE AND MARINE INSURANCE COMPANY

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            a[X]
                                                            b[ ]
3.  SEC USE ONLY

4.  SOURCE OF FUNDS*

            WC

5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) OR 2(e)                           [ ]

6.  CITIZENSHIP OR PLACE OF ORGANIZATION
            Nebraska

                  7.  SOLE VOTING POWER

                             253,968 (See Item 5 below)

 NUMBER OF        8.  SHARED VOTING POWER
  SHARES
BENEFICIALLY                 None
 OWNED BY
   EACH           9.  SOLE DISPOSITIVE POWER
 REPORTING
  PERSON                     253,968 (See Item 5 below)
   WITH
                 10.  SHARED DISPOSITIVE POWER

                             None

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            253,968 (See Item 5 below)

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                         [ ]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            0.2% (See Item 5 below)

14.  TYPE OF REPORTING PERSON*
            IC, HC, CO

                                  SCHEDULE 13D

CUSIP No. 743862 10 4

1.  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      UNIVERSAL UNDERWRITERS INSURANCE COMPANY

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            a[X]
                                                            b[ ]
3.  SEC USE ONLY

4.  SOURCE OF FUNDS*

            WC

5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) OR 2(e)                           [ ]

6.  CITIZENSHIP OR PLACE OF ORGANIZATION
            Missouri

                  7.  SOLE VOTING POWER

                             634,920 (See Item 5 below)

 NUMBER OF        8.  SHARED VOTING POWER
  SHARES
BENEFICIALLY                 None
 OWNED BY
   EACH           9.  SOLE DISPOSITIVE POWER
 REPORTING
  PERSON                     634,920 (See Item 5 below)
   WITH
                 10.  SHARED DISPOSITIVE POWER

                             None

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            634,920 (See Item 5 below)

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                         [ ]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            0.5% (See Item 5 below)

14.  TYPE OF REPORTING PERSON*
            IC, HC, CO

                                  SCHEDULE 13D

CUSIP No. 743862 10 4

1.  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      UNIVERSAL UNDERWRITERS LIFE INSURANCE COMPANY

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            a[X]
                                                            b[ ]
3.  SEC USE ONLY

4.  SOURCE OF FUNDS*

            WC

5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) OR 2(e)                           [ ]

6.  CITIZENSHIP OR PLACE OF ORGANIZATION
            Missouri

                  7.  SOLE VOTING POWER

                             126,984 (See Item 5 below)

 NUMBER OF        8.  SHARED VOTING POWER
  SHARES
BENEFICIALLY                 None
 OWNED BY
   EACH           9.  SOLE DISPOSITIVE POWER
 REPORTING
  PERSON                     126,984 (See Item 5 below)
   WITH
                 10.  SHARED DISPOSITIVE POWER

                             None

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            126,984 (See Item 5 below)

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                         [ ]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            0.1% (See Item 5 below)

14.  TYPE OF REPORTING PERSON*
            IC, CO

                                  SCHEDULE 13D

CUSIP No. 743862 10 4

1.  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      FIDELITY AND DEPOSIT COMPANY OF MARYLAND

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            a[X]
                                                            b[ ]
3.  SEC USE ONLY

4.  SOURCE OF FUNDS*

            WC

5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) OR 2(e)                           [ ]

6.  CITIZENSHIP OR PLACE OF ORGANIZATION
            Maryland

                  7.  SOLE VOTING POWER

                             380,952 (See Item 5 below)

 NUMBER OF        8.  SHARED VOTING POWER
  SHARES
BENEFICIALLY                 None
 OWNED BY
   EACH           9.  SOLE DISPOSITIVE POWER
 REPORTING
  PERSON                     380,952 (See Item 5 below)
   WITH
                 10.  SHARED DISPOSITIVE POWER

                             None

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            380,952 (See Item 5 below)

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                         [ ]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            0.3% (See Item 5 below)

14.  TYPE OF REPORTING PERSON*
            IC, HC, CO

         This Amendment No. 3 to Schedule 13D relates to the Common Stock, par value $1.00 per share (the "Common Stock"), of Provident Companies, Inc. ("Provident" or the "Company"). This Amendment No. 3 amends the information set forth in the initial statement on Schedule 13D, dated June 10, 1996, as amended by Amendment No. 1 thereto, dated April 8, 1997, and Amendment No. 2, thereto, dated September 14, 1998, filed by Zurich Insurance Company and the other Reporting Persons set forth therein (collectively, the "Initial Statement"). Capitalized terms used herein and not otherwise defined shall have the meanings assigned thereto in the Initial Statement. The Initial Statement is amended as set forth herein.

Item 2.  Identity and Background.
------   -----------------------

         Item 2 of the Initial Statement is hereby amended by adding to the end thereof the following:

         Effective as of January 1, 1999, the branch of Zurich authorized to conduct business in the United States through the State of New York (the "U.S. Branch") was incorporated in the State of New York as Zurich American Insurance Company ("Zurich American"). The shares of Common Stock held by the U.S. Branch are now held by Zurich American.

Item 4.  Purpose of Transaction.
------   ----------------------

         Item 4 of the Initial Statement is hereby amended by adding to the end thereof the following:

         On December 30, 1998, Zurich gave written notice to Nooga indicating that Zurich had terminated the Stock Purchase Agreement.

         On January 7, 1999, Zurich, Zurich American, Centre Re, ZRNA, Empire, Universal, Universal Life, and Fidelity (collectively, the "Sellers"), entered into a Stock Purchase Agreement (the "Tiger Purchase Agreement") with Tiger ("Tiger"), Puma ("Puma"), The Jaguar Fund N.V. ("Jaguar"), Lion L.P. ("Lion"), Ocelot Partners L.P. ("Ocelot Partners"), and Ocelot (Cayman) Ltd. ("Ocelot Cayman" and, together with Tiger, Puma, Jaguar, Lion and Ocelot Partners, the "Purchasers") pursuant to which the Sellers agreed to sell to the Purchasers an aggregate of 6,600,000 shares of the Common Stock of Provident. The closing under the Tiger Purchase Agreement is scheduled to occur on January 13, 1999. The Tiger Purchase Agreement is attached to this Statement as Exhibit 19, and the description of the Tiger Purchase Agreement contained herein is qualified in its entirety by reference to such Exhibit, which is incorporated herein by reference thereto.

Item 7.  Material to be Filed as Exhibits.
------   --------------------------------

         Item 7 of the Initial Statement is hereby amended by adding to the end thereof the following:

         Exhibit 19. Stock Purchase Agreement, dated as of January 7, 1999, among Zurich Insurance Company, Zurich American Insurance Company, Centre Reinsurance Limited, Zurich Reinsurance (North America), Inc., Empire Fire and Marine Insurance Company, Universal Underwriters Insurance Company, Universal Underwriters Life Insurance Company, Fidelity and Deposit Company of Maryland and Tiger, Puma, The Jaguar Fund N.V., Lion L.P., Ocelot Partners L.P., and Ocelot (Cayman) Ltd.

                                   SIGNATURES
                                   ----------

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: January 11, 1999             ZURICH INSURANCE COMPANY


                                    By: /s/ Steven D. Germain
                                        ---------------------
                                    Name:    Steven D. Germain
                                    Title:   Attorney-in-Fact



Dated: January 11, 1999             ZURICH AMERICAN INSURANCE COMPANY


                                    By: /s/ Steven D. Germain
                                        ---------------------
                                    Name:    Steven D. Germain
                                    Title:   Attorney-in-Fact



Dated: January 11, 1999             CENTRE REINSURANCE LIMITED


                                    By: /s/ Steven D. Germain
                                        ---------------------
                                    Name:    Steven D. Germain
                                    Title:   Attorney-in-Fact



Dated: January 11, 1999             ZURICH REINSURANCE (NORTH
                                    AMERICA), INC.

                                    By: /s/ Steven D. Germain
                                        ---------------------
                                    Name:    Steven D. Germain
                                    Title:   Attorney-in-Fact


Dated: January 11, 1999             EMPIRE FIRE AND MARINE INSURANCE
                                    COMPANY


                                    By: /s/ David A. Bowers
                                        -------------------
                                    Name:    David A. Bowers
                                    Title:   Attorney-in-Fact

Dated: January 11, 1999             UNIVERSAL UNDERWRITERS INSURANCE
                                    COMPANY


                                    By: /s/ David A. Bowers
                                        -------------------
                                    Name:    David A. Bowers
                                    Title:   Attorney-in-Fact


Dated: January 11, 1999             UNIVERSAL UNDERWRITERS LIFE
                                    INSURANCE COMPANY



                                    By: /s/ David A. Bowers
                                        -------------------
                                    Name:    David A. Bowers
                                    Title:   Attorney-in-Fact


Dated: January 11, 1999             FIDELITY AND DEPOSIT COMPANY OF
                                    MARYLAND


                                    By: /s/ David A. Bowers
                                        -------------------
                                    Name:    David A. Bowers
                                    Title:   Attorney-in-Fact

                                  EXHIBIT INDEX
                                  -------------

                                                                      Sequential
                                                                     Page Number
                                                                     -----------
Exhibit 1.       Common Stock Purchase Agreement, dated as of
May 31, 1996, between Provident Companies, Inc. and Zurich
Insurance Company.                                                        *

Exhibit 2.       Relationship Agreement, dated as of May 31,
1996, between Provident Companies, Inc. and Zurich Insurance
Company.                                                                  *

Exhibit 3.       Family Stockholder Agreement, dated as of
May 31, 1996, among Zurich Insurance Company, the Maclellan
Foundation, Inc. and the stockholders listed in Schedule A
thereto.                                                                  *

Exhibit 4.       Registration Rights Agreement, dated as of
May 31, 1996, between Zurich Insurance Company and Provident
Companies, Inc.                                                           *

Exhibit 5.       Amended and Restated Common Stock Purchase
Agreement, dated as of May 31, 1996, between Provident
Companies, Inc. and Zurich Insurance Company.                             *

Exhibit 6.       Amended and Restated Relationship Agreement,
dated as of May 31, 1996, between Provident Companies, Inc.
and Zurich Insurance Company.                                             *

Exhibit 7.       Amended and Restated Family Stockholder
Agreement, dated as of May 31, 1996, among Zurich Insurance
Company, the Maclellan Foundation, Inc. and the stockholders              *
listed in Schedule A thereto.

Exhibit 8.       Amended and Restated Registration Rights
Agreement, dated as of May 31, 1996, between Zurich Insurance
Company and Provident Companies, Inc.                                     *

Exhibit 9.       Stock Purchase Agreement, dated as of March
27, 1997, between Centre Reinsurance Services (Bermuda)
Limited and Longfellow I, LLC.                                            *

Exhibit 10.      Joint Filing Agreement, dated April 7,
1997, among Zurich Insurance Company; Centre Reinsurance
Limited; Zurich Reinsurance Centre, Inc.; Empire Fire and                 *
Marine Insurance Company; Universal Underwriters Insurance
Company; Universal Underwriters Life Insurance Company and
Fidelity and Deposit Company of Maryland.

Exhibit 11.      Power of Attorney, dated April 7, 1997,
granted by Zurich Insurance Company in favor of Steven D.
Germain.                                                                  *

Exhibit 12.      Power of Attorney, dated April 7, 1997,
granted by Centre Reinsurance Limited in favor of Steven D.
Germain.                                                                  *

Exhibit 13.      Power of Attorney, dated April 7, 1997,
granted by Zurich Reinsurance Centre, Inc. in favor of Steven
D. Germain.                                                               *

Exhibit 14       Power of Attorney, dated April 7, 1997,
granted by Empire Fire and Marine Insurance Company in favor
of David A. Bowers.                                                       *

Exhibit 15.      Power of Attorney, dated April 7, 1997,
granted by Universal Underwriters Insurance Company in favor
of David A. Bowers.                                                       *

Exhibit 16.      Power of Attorney, dated April 7, 1997,
granted by Universal Underwriters Life Insurance Company in
favor of David A. Bowers.                                                 *

Exhibit 17.      Power of Attorney, dated April 7, 1997,
granted by Fidelity and Deposit Company of Maryland in favor
of David A. Bowers.                                                       *

Exhibit 18.      Stock Purchase Agreement, dated as of                    *
September 6, 1998, between Zurich Insurance Company, Centre
Reinsurance Limited, Zurich Reinsurance (North America),
Inc., Empire Fire and Marine Insurance Company, Universal
Underwriters Insurance Company, Universal Underwriters Life
Insurance Company, Fidelity and Deposit Company of Maryland and Nooga I, LLC.

Exhibit 19. Stock Purchase Agreement, dated as of January 7, 1999, among Zurich Insurance Company, Zurich American Insurance Company, Centre Reinsurance Limited, Zurich Reinsurance (North America), Inc., Empire Fire and Marine Insurance Company, Universal Underwriters Insurance Company, Universal Underwriters Life Insurance Company, Fidelity and Deposit Company of Maryland and Tiger, Puma, The Jaguar Fund N.V., Lion L.P., Ocelot Partners L.P., and Ocelot (Cayman) Ltd.

----------------------------
  *Previously filed with the
   Initial Statement